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                                                                Ex. 99.(d)(xvii)

                        Addendum to Management Agreement
                      between Lord Abbett Investment Trust
                           and Lord, Abbett & Co. LLC
                    DATED: OCTOBER 20, 1993 (THE "AGREEMENT")

          Lord, Abbett & Co. LLC and Lord Abbett Investment Trust (the "Trust") on behalf of Lord Abbett Diversified Equity Strategy Fund (the "Fund") do hereby agree that (a) the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.10 of 1% of average daily net assets of the Fund, provided that such management fee charged is based on services provided that are in addition to, rather than duplicative of, services provided pursuant to the advisory contract for any "acquired company." Since Lord Abbett Diversified Equity Strategy Fund (an "acquiring company") is permitted to invest in shares of another investment company (an "acquired company") that is in the same "group of investment companies" as the Lord Abbett Diversified Equity Strategy Fund, the terms quoted in this sentence shall have the same meaning (which shall be incorporated by reference into this addendum) as provided under Section 12(d)(1)(G) of the Investment Company Act of 1940, as amended (the "Act"). In addition, the parties hereby agree that the repayment provisions pursuant to paragraph 5 of the Agreement shall not be applicable to the Fund.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.

                                              LORD, ABBETT & CO. LLC


                                              BY: /s/ Lawrence H. Kaplan
                                                  ------------------------------
                                                  Lawrence H. Kaplan
                                                  Member and General Counsel

Lord Abbett Investment Trust
(on behalf of Lord Abbett Diversified Equity Strategy Fund)


BY: /s/ Christina T. Simmons
    ------------------------------------
    Christina T. Simmons
    Vice President & Assistant Secretary

Dated: As of June 29, 2006